Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 29, 2002

Dear Sir/Madam:

We have read the four paragraphs of Item 4 included in the Form 8-K dated May 29, 2002 of Hudson United Bancorp to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours, Arthur Andersen LLP By: /s/ David R. Huber —————————————— David R. Huber

copy to: Mr. William A. Houlihan, Executive Vice President and Chief Financial Officer, Hudson United Bancorp